EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports Preliminary Fourth Quarter and Fiscal 2004 Earnings
Fourth Quarter EPS Rise to a Record $1.40 from Continuing Operations

Warrendale, PA, March 2, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its preliminary consolidated financial results for the fourth quarter and year ended January 29, 2005. As further described below:

  Like many other retailers, the Company is reviewing its accounting practices related to leasing transactions and believes that a restatement of its previously filed annual and quarterly financial statements for certain periods is likely. All results presented in this press release are preliminary and exclude the impact of such review. However, the Company believes that the earnings impact in any given period will not be material.
  Due to the recent disposition of the Bluenotes business, Bluenotes' results of operations are presented as discontinued operations for all periods.
  Due to our upcoming stock split distributable on March 7, 2005, all per share data presented below is on a pre-stock split basis, unless otherwise noted.

In a separate release this morning, the Company announced a February comparable store sales increase of 32.4%. Based on strong February results, the Company is raising its first quarter earnings guidance to a range of $0.52 to $0.54 per share, compared to $0.36 per share from continuing operations last year. The Company's previous first quarter earnings guidance was $0.43 to $0.45 per share.

Fourth Quarter Ended January 29, 2005

  Total sales increased 37.4% to $674.0 million from $490.6 million for the quarter ended January 31, 2004.
  Comparable store sales increased 28.6% when compared to the corresponding period last year.
  Gross profit as a percent to sales increased to 49.0% from 38.5% last year due to an improvement in merchandise margins as well as the leveraging of rent expense.
  Operating income for the quarter increased to $172.2 million, or 25.5% as a percent to sales, from $69.9 million, or 14.2% as a percent to sales last year.
  Income from continuing operations for the quarter increased to $107.2 million, or $1.40 per share on a diluted basis, from income of $43.2 million, or $0.60 per share on a diluted basis last year.
  Loss from discontinued operations for the quarter was $6.0 million, or $0.08 per share on a diluted basis. This amount represents the Bluenotes loss from operations for the quarter as well as the loss recorded on the sale of assets. Loss from discontinued operations was $7.8 million, or $0.11 per share on a diluted basis, for the corresponding period last year.
  Net income for the quarter increased to $101.2 million, or $1.32 per share on a diluted basis, from income of $35.4 million, or $0.49 per share on a diluted basis last year.

Year-to-Date for the Twelve Months Ended January 29, 2005

  Total sales increased 31.1% to $1.881 billion from $1.435 billion for the twelve months ended January 31, 2004.
  Comparable store sales increased 21.4% when compared to the corresponding period last year.
  Gross profit as a percent to sales increased to 46.2% from 37.6% last year due to an improvement in merchandise margins as well as the leveraging of rent expense.
  Operating income for the period increased to $363.8 million, or 19.3% as a percent to sales, from $133.9 million, or 9.3% as a percent to sales last year.
  Income from continuing operations for the year-to-date period increased to $224.9 million, or $2.99 per share on a diluted basis, from income of $83.5 million, or $1.16 per share on a diluted basis last year.
  Loss from discontinued operations for the year-to-date period was $10.9 million, or $0.14 per share on a diluted basis. This amount represents the Bluenotes loss from operations for the year-to-date period as well as the loss recorded on the sale of assets. Loss from discontinued operations was $23.5 million, or $0.33 per share on a diluted basis, for the corresponding period last year.
  Net income for the year-to-date period increased to $214.0 million, or $2.85 per share on a diluted basis, from income of $60.0 million, or $0.83 per share on a diluted basis last year.

* * * *

At 9:00 a.m. EST, on March 2, 2005, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning March 2nd at 12:00 p.m. EST through March 16th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #3521324. An audio replay of the conference call will also be available at www.ae.com.

* * * *

Accounting for Lease Transactions

In connection with the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (the "SEC") on February 7, 2005 regarding certain lease accounting issues, the Company, like many other retailers, reviewed its lease accounting practices. As a result, the Company determined that its method of accounting for rent holidays and tenant allowances was not in accordance with the views expressed by the SEC regarding generally accepted accounting principles.

Historically, the Company has recognized straight line rent expense for leases beginning on the store opening date. This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent and recognizes construction allowances. The Company is now changing this practice to include the build-out period in our calculations of rent expense and construction allowance amortization.

Additionally, the Company is changing its classification of construction allowances on its consolidated financial statements to record them as deferred liabilities, which will be amortized as a reduction to rent expense. Furthermore, construction allowances will be presented within operating activities on its consolidated statements of cash flows. Historically, construction allowances have been classified on the Company's consolidated balance sheets as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense (over the lesser of the useful life or the life of the lease) on the consolidated statements of operations. The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company, in conjunction with its independent auditors, is in the process of completing its review of the above changes. At this time, the Company has not yet reached a final decision as to whether these changes will require a restatement of prior period financial statements, but believes that a restatement of its consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows for certain periods is likely. The Company believes that the earnings impact in any given period will not be material. Furthermore, these changes will have no impact on the Company's historical or future net cash flow or the timing of payments under the leases.

* * * *

Common Stock Split

As previously disclosed in our press release dated February 4, 2005, the Company's Board of Directors declared a two-for-one common stock split for shareholders of record at the close of business on February 14, 2005, distributable on March 7, 2005. Pro forma post-split share and per share data is presented in the accompanying Consolidated Statements of Operations for informational purposes only.

* * * *

Financial Statements Reflecting Discontinued Operations

As previously disclosed in our Press Release dated December 21, 2004, we disposed of our Bluenotes retail apparel business with an effective date of December 5, 2004. Accordingly, the Bluenotes results of operations for the three and twelve month periods ended January 29, 2005 and January 31, 2004 are classified as discontinued operations in the accompanying Consolidated Statements of Operations.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding our lease accounting review and first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to, the finalization of our lease accounting review and the risk that our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	January 29, 2005	January 31, 2004
	(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$589,607	$337,812
Merchandise inventory	137,991	120,586
Other current assets	94,501	67,225
Total current assets	822,099	525,623
Property and equipment, net	287,525	278,689
Goodwill, net	10,136	10,136
Other assets, net	103,913	50,623
Total Assets	$1,223,673	$865,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$76,344	$71,330
Accrued compensation and payroll taxes	36,008	14,409
Accrued rent	34,242	30,985
Accrued income and other taxes	33,926	28,669
Unredeemed stored value cards and gift certificates	32,724	25,785
Current portion of note payable	-	4,832
Other current liabilities	19,376	13,025
Total current liabilities	232,620	189,035
Note payable	-	13,874
Other non-current liabilities	20,608	18,492
Total non-current liabilities	20,608	32,366
Total stockholders' equity	970,445	643,670
Total Liabilities and Stockholders' Equity	$1,223,673	$865,071

Current Ratio	3.53	2.78

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$674,024	$490,580	$1,881,241	$1,435,436
Cost of sales, including certain buying, occupancy and warehousing expenses	343,743	301,850	1,012,148	895,444
Gross profit	330,281	188,730	869,093	539,992
Selling, general and administrative expenses	142,246	105,408	446,503	354,749
Depreciation and amortization	15,867	13,440	58,820	51,355
Operating income	172,168	69,882	363,770	133,888
Other income, net	3,343	469	4,129	2,016
Income before income taxes	175,511	70,351	367,899	135,904
Provision for income taxes	68,273	27,181	143,019	52,418
Income from continuing operations, net of tax	107,238	43,170	224,880	83,486
Loss from discontinued operations, net of income tax benefit	(6,027)	(7,816)	(10,889)	(23,486)
Net income	$101,211	$35,354	$213,991	$60,000

Basic per share amounts:
Income from continuing operations	$1.46	$0.61	$3.10	$1.17
Loss from discontinued operations	(0.08)	(0.11)	(0.15)	(0.33)
Net income per basic share	$1.38	$0.50	$2.95	$0.84

Diluted per share amounts:
Income from continuing operations	$1.40	$0.60	$2.99	$1.16
Loss from discontinued operations	(0.08)	(0.11)	(0.14)	(0.33)
Net income per diluted share	$1.32	$0.49	$2.85	$0.83

Weighted average common shares outstanding - basic	73,547	71,179	72,575	71,113
Weighted average common shares outstanding - diluted	76,701	72,251	75,122	72,207

Note: All share and per share data above is presented on a pre-stock split basis. After giving effect to the two-for-one stock split declared on February 4, 2005, and to be distributed on March 7, 2005, share and per share amounts would be as follows:

Basic per share amounts (post-split):
Income from continuing operations	$0.73	$0.30	$1.55	$0.59
Loss from discontinued operations	(0.04)	(0.05)	(0.08)	(0.17)
Net income per basic share	$0.69	$0.25	$1.47	$0.42

Diluted per share amounts (post-split):
Income from continuing operations	$0.70	$0.30	$1.50	$0.58
Loss from discontinued operations	(0.04)	(0.05)	(0.07)	(0.16)
Net income per diluted share	$0.66	$0.25	$1.43	$0.42

Weighted average common shares outstanding - basic (post-split)	147,094	142,358	145,150	142,226
Weighted average common shares outstanding - diluted (post-split)	153,402	144,502	150,244	144,414

Total gross square footage at end of period:			4,540,095	4,239,497

Store count at end of period:			846	805

AMERICAN EAGLE OUTFITTERS, INC. QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS UPDATED TO REFLECT DISCONTINUED OPERATIONS

Under generally accepted accounting principles, we are required to reclassify previously reported prior period financial statements to reflect the discontinued operations on a basis comparable to the current presentation.  This includes the requirement to reclassify quarterly financial statement information that will be included in our 2004 Annual Report on Form 10-K.  We are providing updated Quarterly Consolidated Statements of Operations (unaudited), which reclassify the Bluenotes results of operations as discontinued operations, in advance of filing our 2004 Annual Report on Form 10-K. These updated historical Statements of Operations are being presented for informational purposes only.

	Quarters Ended
	October 30, 2004	July 31, 2004	May 1, 2004
(Dollars and shares in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$479,585	$395,402	$332,230
Cost of sales, including certain buying, occupancy and warehousing expenses	247,954	234,273	186,178
Gross profit	231,631	161,129	146,052
Selling, general and administrative expenses	119,567	94,965	89,725
Depreciation and amortization	14,948	14,544	13,461
Operating income	97,116	51,620	42,866
Other income (expense), net	(645)	491	940
Income before income taxes	96,471	52,111	43,806
Provision for income taxes	37,615	20,159	16,972
Income from continuing operations, net of tax	58,856	31,952	26,834
Loss from discontinued operations, net of income tax benefit	(807)	(2,328)	(1,727)
Net income	$58,049	$29,624	$25,107

Basic per share amounts:
Income from continuing operations	$0.81	$0.44	$0.37
Loss from discontinued operations	(0.01)	(0.03)	(0.02)
Net income per basic share	$0.80	$0.41	$0.35

Diluted per share amounts:
Income from continuing operations	$0.78	$0.43	$0.36
Loss from discontinued operations	(0.01)	(0.03)	(0.02)
Net income per diluted share	$0.77	$0.40	$0.34

Weighted average common shares outstanding - basic	73,002	72,251	71,506
Weighted average common shares outstanding -diluted	75,785	74,164	73,247

Note: All share and per share data above is presented on a pre-stock split basis. After giving effect to the two-for-one stock split declared on February 4, 2005, and to be distributed on March 7, 2005, share and per share amounts would be as follows:

Basic per share amounts (post-split):
Income from continuing operations	$0.40	$0.22	$0.19
Loss from discontinued operations	-	(0.02)	(0.01)
Net income per basic share	$0.40	$0.20	$0.18

Diluted per share amounts (post-split):
Income from continuing operations	$0.39	$0.22	$0.18
Loss from discontinued operations	(0.01)	(0.02)	(0.01)
Net income per diluted share	$0.38	$0.20	$0.17

Weighted average common shares outstanding - basic (post-split)	146,004	144,502	143,012
Weighted average common shares outstanding - diluted (post-split)	151,570	148,328	146,494

Company Contacts:

Laura Weil

Judy Meehan

724-776-4857